UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 2, 2012
(March 29, 2012)

EME HOMER CITY GENERATION L.P.

(Exact Name of Registrant as Specified in its Charter)

PENNSYLVANIA	333-92047-03	33-0826938
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1750 Power Plant Road

Homer City, Pennsylvania  15748

(Address of principal executive offices)

(724) 479-9011

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report includes forward-looking statements. EME Homer City Generation L.P. (“Homer City”) has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this current report and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside EME Homer City Generation L.P.’s control. EME Homer City Generation L.P. has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 7.01 Regulation FD Disclosure.

Homer City, General Electric Capital Corporation (itself, or its affiliates, “GE”), one of the investors in the owner lessors at the Homer City plant (which consists of three generating units), and certain of the holders (the “Restricted Holders”) of the 8.137% Senior Secured Bonds due 2019 and the 8.734% Senior Secured Bonds due 2026 (together, the “Bonds”), each issued under that certain Indenture, dated as of December 7, 2001 (the “Fundco Indenture”), among Homer City Funding LLC (“Fundco”) and The Bank of New York, as successor trustee, have been engaged in discussions regarding the need to install certain emissions control equipment for units 1 and 2 of the Homer City plant (the “Project”).  In connection with these discussions, certain information regarding Homer City and related matters was provided to the Restricted Holders and/or GE.  Pursuant to confidentiality arrangements with the Restricted Holders and GE, Homer City agreed to publicly disclose certain information in accordance with those arrangements.  As a result, Homer City is providing the information set out in this Item 7.01 and filed as Exhibits 99.1, 99.2, and 99.3.  The summary of each of the exhibits described herein is qualified in its entirety by the contents of such exhibits.

As further described in Homer City’s Form 8-K filed on April 3, 2012, on March 29, 2012, Homer City and the GE entered into the Implementation Agreement, which is attached as Exhibit 10.1 to Homer City’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, which required the GE Contract Obligor to, among other things, execute the EPC Agreement within 20 days thereof and assume certain construction agreements and purchase orders ancillary to the Project, subject to obtaining certain applicable consents.  The Implementation Agreement also sets forth the parameters of a potential transaction between an affiliate of GE and Homer City, which transaction may be in the form of a sale and assignment by Homer City of substantially all of its assets and certain liabilities, in each case, with certain defined exceptions, or a sublease transaction whereby Homer City retains ownership of certain of its assets and responsibility for certain liabilities.

In conjunction with those discussions, on April 2, 2012, a wholly owned subsidiary of GE (the “GE Contract Obligor”) and Kiewit Power Constructors Co. executed an engineering, procurement, and construction agreement (the “EPC Agreement”) to facilitate construction of the Project.  As described in Homer City’s Form 8-K filed on February 29, 2012, the estimated cost of installing S02 and particulate emissions control equipment for Units 1 and 2 of the Homer City plant is expected to be approximately $700 million to $750 million.  The GE Contract Obligor is anticipated to make regular payments under the EPC Agreement and certain other construction agreements and purchase orders ancillary to the Project.  As of May 1, 2012, payments made by the GE Contract Obligor under all of these agreements amount to approximately $50 million, and, unless these agreements are terminated, are anticipated to average approximately $30-$40 million per month during 2012.  The GE Contract Obligor's financial commitments under these agreements to date amount to approximately $140 million (including the approximately $50 million already paid), and, unless these agreements are terminated, are anticipated to total approximately $400 million by December 31, 2012 (which amount includes cancellation payments of approximately $30 million if the contract is terminated).

GE and the Restricted Holders have had discussions about modifications to the Lessor Notes (as defined below) and Bonds to facilitate commencement and completion of the Project.  As a result of those discussions, GE and the Restricted Holders have reached an agreement in principle on a non-binding restructuring term sheet (the “Term Sheet”), attached hereto as Exhibit 99.1.  The Term Sheet provides for, among other things, the exchange of the Bonds for new notes (the “New Notes”), and the cancellation of the related lessor notes issued under those certain Indenture of Trust and Security Agreements, dated as of December 7, 2001 (the “Lease Indentures”), accomplished through a prepackaged chapter 11 plan of reorganization (the “Plan”) in a bankruptcy case commenced by Fundco.  The reorganized entity under the Plan would be merged with the owner lessors of the Homer City plant (the “Owner Lessors”) and any transferee of Homer City’s assets and liabilities pursuant to the Implementation Agreement (the surviving entity, the “Surviving Owner Lessor”).  Upon completion of the restructuring, the Surviving Owner Lessor will be a majority-controlled indirect subsidiary of GE.

The definitive documentation of the New Notes would set forth the modifications described in the Term Sheet and be subject to the reasonable consent of the Restricted Holders and GE, with covenants to be mutually agreed upon by the parties thereto, which modifications include, among other things, the following:  (i) at Fundco’s option, interest payments on the New Notes from and including October 1, 2012 to and including April 1, 2014 (the “PIK Period”) would be made on a payment-in-kind basis at 50 basis points above the existing cash interest rate, (ii) amortization payments would be suspended during the PIK Period, (iii) the New Notes would be voluntarily callable at any time by the Surviving Owner Lessor at 115% of par from August 2, 2012 through August 1, 2013, 107.5% of par from August 2, 2013 through August 1, 2014, 103.5% of par from August 2, 2014 through August 1, 2015, and 100% of par thereafter, (iv) security for the New Notes would be supplemented and include, among things, (a) all assets owned by the Surviving Owner Lessor, (b) all rights available to the Surviving Owner Lessor (contractually or otherwise) that are necessary to operate the Homer City facility (in each case, subordinated only to the lien on inventory and accounts receivable securing a working capital facility, as further described below), and (c) all material contracts necessary to operate the Homer City facility or complete the Project, including, without limitation, the EPC Agreement, to the extent such contracts can be pledged as collateral, and, pursuant to any collateral assignment of the EPC Agreement, the indenture trustee under the New Notes will be entitled to perform thereunder in the event of continuing default by the GE Contract Obligor, which would permit the EPC Contractor to terminate the EPC Agreement, and (v) the Surviving Owner Lessor would be permitted to incur a working capital loan issued by GE or an affiliate in an amount not to exceed $75 million and secured by a first-priority lien on the Surviving Owner Lessor’s inventory and receivables.  Additionally, a payment default under the EPC Agreement or delivery of a notice of termination of the EPC Agreement, in either case, at any time when less than $325 million has been paid by the GE Contract Obligor towards construction of the necessary emissions control equipment (including expenditures under contracts related to this project) will be an event of default under the indenture for the New Notes, except in certain circumstances where such termination is the result of a change in environmental laws and the Homer City plant is capable of being in material compliance with such laws while operating at a monthly average availability factor of 80%.

GE and the Restricted Holders have determined to proceed to negotiate definitive documentation on the Term Sheet.  GE and the Restricted Holders also discussed the terms of a plan support agreement (“PSA”), but have not reached agreement on all of the terms of the PSA.  Although there can be no assurance as to whether negotiations regarding the PSA will resume, negotiations may resume at any time.  The PSA under discussion was subject to (i) pursuit of a transaction by GE (which may be through one of its affiliates) under the Implementation Agreement no later than mid-August 2012 and (ii) execution by holders of two-thirds in outstanding principal amount of the Bonds.  The PSA would have provided for, among other things, (i) the prepetition solicitation of the Plan on or before August 17, 2012 and commencement by Fundco of a chapter 11 case on or before September 24, 2012, (ii) the Restricted Holders’ agreement to (a) take all necessary actions to facilitate Fundco’s commencement of a chapter 11 case, (b) vote all claims against Fundco in favor of the Plan, and (c) forebear during the term of the PSA from exercising any rights or remedies against any of the Owner Lessors or Fundco with respect to any payment default under the Fundco Indenture or Lease Indentures, (iii) GE’s agreement to negotiate a transaction under the Implementation Agreement in good faith and, thereafter, use commercially reasonable efforts in furtherance of confirming the Plan, provided that it is understood that in no event shall GE (a) be obligated to enter into an asset purchase agreement or any other definitive documents or (b) have any liability to any party by failing to enter into an asset purchase agreement, notwithstanding its obligation to enter into such good faith negotiations, (iv) GE and the Restricted Holders’ respective right to terminate the PSA if certain Plan-related milestones failed to occur prior to the dates set forth in the agreement, with the Restricted Holders having a termination right in the event GE defaulted under the EPC Agreement and such default continued and would permit a termination of such agreement, and (v) an agreement to reimburse certain costs and expenses incurred by the Restricted Holders.

In addition, in exchange for the Restricted Holders consenting to a change of control of the Homer City plant before the solicitation of the Plan, and certain conditions to GE’s performance under the PSA, the Restricted Holders requested, as a condition precedent to the PSA, the execution of supplemental indentures to the Lease Indentures and the Fundco Indenture, providing for (i) the deletion of any provisions that provide for the automatic acceleration of the Lessor Notes or Bonds, and (ii) the establishment of 50% in principal amount of the then outstanding Lessor Notes or Bonds, as applicable, as the threshold required for any holder direction to accelerate the Lessor Notes or Bonds.  GE and the Restricted Holders have been unable to reach agreement on the conditions to the PSA related to such supplemental indentures or the terms of such a consent to a change of control.

Additionally, in connection with the negotiations described herein, updated liquidity forecasts prepared by Homer City were provided to the Restricted Holders on March 18, 2012.  These liquidity forecasts are attached as Exhibit 99.2 hereto. Further, on Friday, April 27, 2012, Homer City provided the Restricted Holders with the flow of funds schedule that was provided to the trustee under the bonds.  This schedule is attached as Exhibit 99.3 hereto.

The information in this item, including Exhibits 99.1, 99.2 and 99.3, is being furnished, not filed. Accordingly, the information in this item will not be incorporated by reference into any registration statement filed by Homer City or any related entity under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference therein. By filing this Current Report on Form 8-K and furnishing this information, Homer City makes no admission as to the materiality of any information in this report.

The forecasted financial information furnished as Exhibit 99.2 was prepared by Homer City based on information as of March 9, 2012. The information in Exhibit 99.2 is being provided solely to satisfy Homer City’s obligations under confidentiality arrangements with the Restricted Holders and GE and does not reflect the current liquidity position of Homer City which has continued to deteriorate since that date.  Absent a working capital loan or other infusion of cash, Homer City is not expected to have sufficient cash flow to meet its operating expenses and other obligations either in the near term or during 2012, including the rent payment due on October 1, 2012. This may require Homer City to temporarily suspend plant operations until sufficient working capital is obtained.  This Form 8-K and Exhibit 99.2 contain forward-looking statements based on information available at May 2, 2012 and March 9, 2012, respectively. These forward-looking statements are subject to a significant amount of uncertainty, in particular regarding the costs of purchasing and installing emissions control equipment, as well as power prices and revenues over the indicated time periods. Factors both within and outside the control of Homer City will affect the accuracy of this forward-looking information.  Furthermore, the information is a high-level summary only and subject to assumptions, qualifications and performance criteria not otherwise described in the information presented.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Term Sheet

99.2 Financial Statement Forecasts

99.3 Flow of Funds Schedule

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, this registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EME HOMER CITY GENERATION L.P.
(Registrant)

By:	Mission Energy Westside Inc., as
General Partner

By:	/s/ Daniel McDevitt
Name: Daniel McDevitt
Title: Director and Vice President

Date: May 2, 2012